SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 3, 2004

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On June 3, 2004, Xcel Energy Argentina Inc. (Xcel Argentina), a wholly owned subsidiary of Xcel Energy Inc., closed on the sale of the stock of Corporacion Independiente de Energia S.A. (CIESA), which has as its primary asset Central Piedra Buena S.A., a 620 megawatt gas/oil-fired facility in Bahia Blanca, Argentina to Bell Investments and Albanesi S.A. The sale also includes the stock of IPC Operations Limited, an energy services company with operations in Buenos Aires, Argentina. The total purchase price is approximately $26 million. Approximately $15 million of the purchase price has been placed in escrow, which is expected to remain in place until the first quarter of 2005, to support Xcel Argentina’s potential indemnity obligations under the purchase agreement. In addition to the purchase price, Xcel Argentina also received approximately $21 million at closing as a redemption of its capital from CIESA. The sale is expected to result in an after-tax gain of less than 1 cent per Xcel Energy common share in the second quarter of 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)
/S/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

June 11, 2004